                                                                ----------------
                                                                REDACTED VERSION
                                                                ----------------
                                 EXHIBIT 10.20

                                       TO

                               ICOS CORPORATION'S

                                   FORM 10-K

                               FOR THE YEAR ENDED

                               DECEMBER 31, 1996


          "[ * ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                                                EXHIBIT 10.20


                        DEVELOPMENT AND SUPPLY AGREEMENT

          THIS DEVELOPMENT AND SUPPLY AGREEMENT ("Agreement") is made this 6th day of February, 1997, by and among ICOS CORPORATION, a Delaware corporation ("ICOS"), SUNTORY LIMITED, a Japanese corporation ("Suntory"), and SUNCOS CORPORATION, a Delaware corporation ("Company").

                                    RECITALS

          WHEREAS, ICOS, Suntory and the Company have entered into a Shareholders' Agreement, dated December 18, 1996 ("Shareholders' Agreement") with respect to the organization and capitalization of the Company to engage in the development, manufacture, production and sale of PAF-AH Products (as defined
in the Shareholders' Agreement) [   *   ] in the Field of Activity (as
defined in the Shareholders' Agreement);

          WHEREAS, the Company desires to have ICOS and Suntory conduct further
development work with respect to [   *   ]  the PAF-AH Technology (as defined in
the Shareholders' Agreement), and ICOS and Suntory desire to conduct such development work;

          WHEREAS, ICOS's and Suntory's research and development work within and without the Development Program (as defined in the Shareholders' Agreement) may provide certain PAF-AH Technology relating to and useful in the Field of Activity;

          WHEREAS, ICOS, Suntory and the Company wish to provide for a means by which they can jointly utilize the fruits of their activities in the Field of Activity;
          WHEREAS, the work to be conducted hereunder may require materials,
including PAF-AH (as defined in the Shareholders' Agreement), which [   *   ].

           NOW, THEREFORE, it is hereby agreed as follows:


        *  Confidential Treatment Requested

                                   ARTICLE I

                                  DEFINITIONS

     1.01  INCORPORATION BY REFERENCE

          Unless otherwise defined herein, capitalized terms used herein shall have the meanings specified in the Shareholders' Agreement.

     1.02  TERM OF SUPPORT

          The Term of Support shall mean the period beginning on the date of the Shareholders' Agreement among ICOS, Suntory and the Company and ending on the
earlier [   *   ].

                                   ARTICLE II

                              DEVELOPMENT PROGRAM

     2.01  DEVELOPMENT PROGRAM

                (a) On an accelerated and coordinated basis, ICOS and Suntory
shall conduct on behalf of the Company [   *   ].

                (b) Subject to the development plan described in Section 2.02,
[   *   ].

     2.02  DEVELOPMENT PLAN

          Upon commencement of the Development Program (but no later than
[  *  ]  after the date of this Agreement) and no less frequently than [   *   ]
thereafter, the Parties shall meet to formulate a detailed plan for development projects to be performed by ICOS or Suntory, or both, during the course of the
Development Program.  The plan shall [   *   ].  Upon ICOS and Suntory agreeing
to the plan, a copy of the plan shall be made a part of this Agreement; provided, that such plan may be modified or amended at any time by mutual agreement of the Parties. A preliminary outline for the first plan is attached hereto as Schedule A. If at any time a Party desires to modify the plan with respect to an existing project or to establish a new project to be undertaken by any of the Parties under the plan, it may notify the other Parties of such desire and the Parties will promptly meet to consider such

        *  Confidential Treatment Requested
requests in good faith; provided, however, that any such modification shall be mutually agreed upon. ICOS and Suntory shall diligently conduct the development projects agreed upon. ICOS and Suntory shall each prepare and supply to the Company reasonably detailed written progress reports at the end of each [ * ].

     2.03  EXPENSES

          The Company shall pay to ICOS and Suntory, respectively, [   *   ].
In addition, the Company shall reimburse and pay ICOS such costs and expenses
incurred by ICOS in [   *   ].  Upon receipt of the statement and after a
reasonable period to allow for review thereof, the Company shall promptly pay ICOS and Suntory an amount equal to the invoiced amount of the statement. ICOS and Suntory shall keep correct and complete records containing all information required for the determination of costs to be paid hereunder for not less than the most recent three (3) years and shall permit such books and records to be inspected and audited during reasonable business hours by a certified public accountant selected by the Company, to the extent necessary to verify the statements submitted. The Parties hereby acknowledge that any work under the Development Program to be performed by ICOS and Suntory, respectively, for the
Company shall [   *   ].

     2.04   DISCLOSURE OF PAF-AH TECHNOLOGY

          (a) For purposes of advancing the Development Program, ICOS and
Suntory shall disclose to each other and the Company [   *   ].  To further
promote the purposes of the Development Program, each Party shall actively collaborate with the other Parties by disclosing to the other Parties on a
regular and periodic basis [   *   ].  ICOS and Suntory acknowledge that any
such technical and other information disclosed hereunder shall be included in the definition of PAF-AH Technology and agree that any such technical and other information so received shall not otherwise be disclosed except as permitted by this Agreement or the License Agreements.

          (b) Upon commencement of the Development Program, [   *   ]  in each
case solely within the Field of Activity (either by themselves or their permitted sublicensees having the right to manufacture PAF-AH).

          (c) The activities described in this Section 2.04 shall be deemed activities in furtherance of the business of the Company and the reasonable costs and expenses therefor shall be paid for by the Company.

        *  Confidential Treatment Requested

                (d) During the term of this Agreement, each Party shall
[   *   ].

     2.05   TECHNICAL ASSISTANCE

                (a) ICOS shall furnish to Suntory at Suntory's request [ *  ].

                (b)      Such service shall [   *   ].

                (c) At Suntory's request, ICOS shall, [   *   ].

                (d) Promptly after the date of this Agreement, ICOS and Suntory
shall [   *   ].

                (e) ICOS and Suntory shall at all times [   *   ].

                (f)   The Company shall [   *   ].

                (g) All of ICOS's obligations under this Section 2.05 shall terminate effective with any termination of the rights of Suntory pursuant to
Article VI without affecting any of ICOS's obligations under any other Article.

     2.06  SUNTORY TECHNICAL ASSISTANCE
           To the extent that ICOS requests and Suntory supplies ICOS with
technical assistance and information, [   *   ].

                                  ARTICLE III

                        RECORDS; CONFIDENTIALITY; RIGHTS

     3.01  RECORDS

          ICOS and Suntory shall each keep and maintain complete and accurate records of all work done in connection with the Development Program. All such records shall be available to the Company at all reasonable times for examination and copying at the Company's expense.

     3.02  CONFIDENTIALITY

          Except to the extent expressly authorized by this Agreement and as contemplated by the Shareholders' Agreement or by other prior written consent of the

        *  Confidential Treatment Requested
disclosing Party, for the term of this Agreement and thereafter, each receiving Party shall keep completely confidential and shall not publicly or otherwise disclose to others and shall not use any confidential PAF-AH Technology disclosed or provided to the receiving Party by the disclosing or providing Party; provided, however, that each of Suntory and ICOS shall have the right to use such PAF-AH Technology provided by the other in the course of its participation in the Development Program. For the purposes of this Agreement, PAF-AH Technology shall not be deemed confidential to the extent, and only to the extent, that it:

          (a) was known to the receiving Party at the time of its disclosure and not previously subject to any obligation of confidentiality;

          (b) was generally available to the public or was otherwise part of the public domain at the time of its disclosure;

          (c) became generally available to the public or became otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

          (d) became known to the receiving Party after its disclosure (i) from a source other than the disclosing Party (including from independent development by the receiving Party), (ii) other than from a third party who had an obligation to the disclosing Party not to disclose such information to others, and (iii) other than under an obligation of confidentiality.

          Each receiving Party may disclose any PAF-AH Technology to the extent such disclosure is necessary for the receiving Party to comply with laws or regulations, or to make, use or sell under any license of such PAF-AH Technology or to sublicense others to do so, provided that the Party intending to make any such disclosure shall give the other Parties reasonable advance notice of such proposed disclosure or delivery, shall use its best efforts to secure confidential treatment of the PAF-AH Technology to be disclosed and shall advise the other Parties in writing of the manner in which that was done.

     3.03  PUBLICATIONS

          At least thirty (30) days prior to submission of any proposed publication or written or oral presentation (collectively, "Publication") relating to work or results under the Development Program or to the PAF-AH Technology in the Field of Activity, each Party shall provide the proposed Publication to the other Parties for comment. Upon notice from one of the other Parties that it reasonably believes a patent application relating to an invention should be filed prior to the proposed Publication or that the Party desires to offer comments or suggested changes to the proposed Publication, the submission of the proposed Publication may be delayed, but in no event longer than two (2) months. Authorship of any Publications relating to work or results under the Development Program shall be determined by mutual agreement of the Parties. Any Publication by a Party shall not include confidential PAF-AH Technology owned by another Party and licensed pursuant to
Section 3.05 or the PAF-AH License Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld.

     3.04  EMPLOYEE ASSIGNMENTS

          ICOS and Suntory each represent that with respect to each of its employees and agents who is or may be engaged in work under the Development
Program, it will [   *   ].

     3.05  RIGHTS

          (a) Each of ICOS and Suntory hereby grants to the Company [   *   ]
license in the Field of Activity [   *   ] subject to the rights of the Parties
under the License Agreements.  PAF-AH Technology includes, and the Company shall
have the [   *   ] to the extent applicable to the Field of Activity, whether arising before or after the date of this Agreement.

          (b) The Company shall have the right to grant sublicenses within and limited to the scope of the right and license granted to the Company in Section 3.05(a). The Company shall notify ICOS and Suntory of the identity of each sublicensee to whom a sublicense is granted and provide ICOS and Suntory a true and correct copy of such sublicense.

                                   ARTICLE IV

                       FILING AND MAINTENANCE OF PATENTS

     4.01  FILING AND MAINTENANCE OF PATENTS

          The Party whose employees or agents make PAF-AH Technology inventions (the "Inventing Party") shall, in consultation with the other Parties, file such
patent applications as are reasonably required to [   *   ] and thereafter shall
use reasonable diligence, under the circumstances, to prosecute and maintain in force any resulting patent rights. The Company shall (with any reimbursement under the License Agreements) pay the reasonable costs and expenses (including attorneys' fees)

        *  Confidential Treatment Requested
incurred in connection with such filing, prosecution or maintenance; provided, that to the extent an application or patent includes subject matter not covering the manufacture, use or sale of products in the Field of Activity, the Inventing Party shall pay an equitable pro rata share of such costs and expenses.

           If the Inventing Party declines to file, prosecute or maintain any
such patent application or patent, [   *   ].

                                   ARTICLE V

                 PATENT, COPYRIGHT AND TRADE SECRET ENFORCEMENT

     5.01  RIGHTS OF THE COMPANY

          Except as provided in the License Agreements, the PAF-AH License Agreement and Section 5.02, the Company shall have the right, but not the obligation, to bring, defend and maintain any appropriate suit or action for infringement of any patent or copyright, misappropriation of any trade secret or interference with any other intellectual property right included in the PAF-AH Technology in the Field of Activity. If the Company finds it necessary to join ICOS or Suntory in such suit or action, ICOS or Suntory shall execute all papers and perform such other acts as may be reasonably required and may, at its option, be represented by counsel of its choice. The Company shall pay to ICOS and Suntory their reasonable expenses (excluding attorneys' fees) in connection with such suit or action. If the Company lacks standing to bring such suit or action, then the Company may cause the other Party with standing to do so upon first undertaking to indemnify and hold the other Party harmless (to the extent permissible by law) from all consequent liability and to promptly reimburse all reasonable expenses (including attorneys' fees) stemming therefrom. Any amount recovered in any such action or suit, whether by judgment or settlement, shall be paid to or retained entirely by the Company.

          In the event the Company fails or declines to take action to enforce any such patent, copyright, trade secret or other intellectual property right within three (3) months following receipt of notice and evidence of such infringement, misappropriation or interference, Suntory and/or ICOS shall have the right to bring, defend and maintain any appropriate suit or action for such infringement, misappropriation or interference in the Field of Activity. If Suntory or ICOS, whichever brings such suit or action, finds it necessary to join either or both of the

        *  Confidential Treatment Requested
other Parties in such suit or action, such other Parties shall execute all papers and perform such other acts as may be reasonably required and may, at its option, be represented by counsel of their choice. Suntory or ICOS, whichever brings such suit or action, shall pay to the other Parties the reasonable expenses of the other Parties (excluding its attorneys' fees) in connection with such suit or action. Any amount recovered in any such suit or action, whether by judgment or settlement, shall be paid to or retained entirely by Suntory or ICOS, whichever brought such suit or action.

     5.02  RIGHTS OF ICOS AND SUNTORY

          In the event of any infringement in the Field of Activity of any patent within the PAF-AH Technology covering the making, use or sale of products
[   *   ], the Parties shall consult with each other as to the best manner in which to proceed. The Party whose patent is involved shall have the first right, but not the obligation, to bring, defend and maintain any appropriate suit or action for such infringement. If the Party finds it necessary or desirable to join either or both other Parties in such suit or action, such other Parties shall execute all papers and perform such other acts as may be reasonably required and may, at their option, be represented by counsel of their choice. The pursuing Party shall pay such other Parties' reasonable expenses (excluding attorneys' fees) in connection with such suit or action. Any amount recovered in such action or suit, whether by judgment or settlement, shall first be used to reimburse the pursuing Party for its costs and expenses (including attorneys' fees) and then paid to the Company and the Parties in whose Territory (as described in Section 12.01 of the Shareholders' Agreement) the infringement occurred, in accordance with the interests of the Company and such Parties.

                                   ARTICLE VI

                              TERM AND TERMINATION

     6.01  TERM OF DEVELOPMENT PROGRAM

          Unless sooner terminated, the Development Program (including all rights and obligations of Article II hereof) shall continue until expiration of the Term of Support.

   * Confidential Treatment Requested

     6.02  TERM OF AGREEMENT

           This Agreement shall come into effect as of the date hereof and shall
remain in full force and effect [   *   ].

     6.03  DEFAULT

          In the event that a Party (the "Defaulting Party") shall (a) fail to make any payment under this Agreement when and as due, after notice to such Defaulting Party and failure to cure within sixty (60) days of such notice, or otherwise materially default in a material obligation hereunder and fail to remedy such default within sixty (60) days after such default has been called to its attention by notice of another Party, (b) become bankrupt or insolvent, or file a petition in bankruptcy or make a general assignment for the benefit of creditors or otherwise acknowledge insolvency, or be adjudged bankrupt, (c) go or be placed in a process of complete liquidation other than in connection with a continuation of the business of the Company in some other legal form, or (d) suffer the appointment of a receiver for any substantial portion of its business who shall not be discharged within sixty (60) days after his appointment, then, and in any such event, any other Party, at its option, may terminate its obligations to, and the rights of the Defaulting Party under, this Agreement upon ten (10) days' written notice to the Defaulting Party, which termination shall be effective as of the occurrence of the event giving rise to the option to terminate.

     6.04  SURVIVAL

          Notwithstanding the termination of a Party's obligations to or the rights of the Defaulting Party or other Party under this Agreement in accordance with the provisions of Section 6.02 or 6.03, the provisions of Sections 3.02 and
3.03 and Article VIII hereof shall survive such termination and continue in full force and effect for an indefinite term. The Company's rights pursuant to
Section 3.05 shall survive expiration or termination of this Agreement; provided, however, that the PAF-AH Technology shall be limited to that which exists at the time of expiration or termination of this Agreement and that upon liquidation or dissolution of the Company other than in connection with a
continuation of the business of the Company in some other legal form [   *   ].

        *  Confidential Treatment Requested

                                  ARTICLE VII

                              SUPPLY ARRANGEMENTS
     7.01  SUPPLY OF PAF-AH

          [ * ] shall supply to [ * ] for the ultimate use by [ * ] and [ * ], as requested, [ * ] to carry out the goals and purposes of the Development Program. [ * ] shall pay [ * ] for the PAF-AH in accordance with Section 7.02(d). [ * ].

     7.02  DELIVERY SPECIFICATIONS

          (a) [ * ] may, by letter, telex or other means, deliver to [ * ] specifications regarding PAF-AH which [ * ] is interested in obtaining. Each delivery specification shall specify: (i) quantity; (ii) requested delivery schedule; (iii) packaging and marking requirements; (iv) method of shipment; (v) place of delivery and acceptance; and (vi) any other information necessary to prepare the proposal.

          (b) After delivery of each such delivery specification by [   *   ]
shall promptly furnish [   *   ] with a written proposal providing specific
information regarding items which [   *   ] is interested in obtaining.  Such
proposal shall include: (i) unit and total price or fee for use for items; (ii) delivery schedule; (iii) duration of the proposal; (iv) terms and conditions regarding dissemination and use of the items; and (v) any other information,
requested by [   *   ] and deemed essential to the proposal by [   *   ].
Orders placed pursuant to a proposal are termed "Proposal Orders."  Issuance of
a Proposal Order by [   *   ] and receipt by [   *   ] of written notification
of acceptance of the Proposal Order by [   *   ] shall create a binding
agreement for furnishing the items specified therein.

          (c) On Proposal Orders, the charges paid by [   *   ] for items shall
be those charges set forth in the proposal under which such order is being
placed; [   *   ].

          (d) Charges quoted pursuant to this Article VII will be in United States dollars and invoices shall be payable in United States currency within
[   *   ] of delivery.


        *  Confidential Treatment Requested

     7.03  LIMITATIONS ON USE

     Any PAF-AH supplied hereunder shall [   *   ].

                                  ARTICLE VIII

                                 MISCELLANEOUS
     8.01  ASSIGNMENT

          This Agreement may not be assigned in whole or in part by any Party, except with the prior written consent of the other Parties.

     8.02  ENTIRE AGREEMENT

          This Agreement, together with the other written agreements referred to in the Shareholders' Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous negotiations, commitments and writings. To the extent there may be conflicts or inconsistencies between the provisions of this Agreement and the Shareholders' Agreement, the provisions of the Shareholders' Agreement shall prevail and govern interpretation.

     8.03  AMENDMENT OR MODIFICATION

          This Agreement may not be modified or amended except by a writing duly signed by the authorized representatives of the Parties. Any condition or provision of or in any document or communication whatsoever, other than a writing amending or modifying this Agreement in accordance with the first sentence of this Section 8.03, shall be deemed inapplicable to the obligations between the Parties hereto.

     8.04  SEVERABILITY

          In the event any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. In such event such provision or provisions shall be validly reformed to as nearly approximate the intent of the Parties as possible and if unreformable, shall be severed and deleted from this Agreement.


        *  Confidential Treatment Requested

     8.05  NO WAIVER

          No failure or delay on the part of either Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or provided by law.

     8.06  TRADEMARKS AND TRADENAMES

          No Party grants any rights under this Agreement to any other Party in any trademarks or tradenames of such Party, or of any of their respective Subsidiaries or affiliated companies.

     8.07  APPLICABLE LAW

          This Agreement shall be governed by and construed in accordance with the internal laws, and not the law of conflict, of the State of Delaware applicable to agreements made and to be performed in such state.

     8.08  NOTICES

          All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be mailed to the Party to whom notice is to be given, by telex or facsimile, and confirmed by first class mail, registered or certified, return receipt requested, postage prepaid, and properly addressed as follows (in which case such notice shall be deemed to have been duly given on the third (3rd) day following the date of such sending):

        "Suntory"  Suntory Limited
                   The Garden Court 8-F
                   4-1 Kioi-cho, Chiyoda-ku
                   Tokyo 101, Japan
                   Attn:  President
                   Pharmaceutical Division

        "ICOS"     ICOS Corporation
                   22021 - 20th Avenue S.E.
                   Bothell, WA 98021
                   U.S.A.
                   Attn:  President

        With a copy to:  Perkins Coie
                         1201 Third Avenue, 40th Floor
                         Seattle, WA 98101-3099
                         U.S.A.
                         Attn:  James R. Lisbakken, Esq.

        "Company"        Suncos Corporation
                         c/o Suntory Limited
                         The Garden Court 8-F
                         4-1 Kioi-cho, Chiyoda-ku
                         Tokyo 102, Japan
                         Attn:  President
                          Pharmaceutical Division

        With a copy to:  Suncos Corporation
                         c/o ICOS Corporation
                         22021 - 20th Avenue S.E.
                         Bothell, WA 98021
                         U.S.A.
                         Attn:  President

Any Party by giving notice to the others in the manner provided above may change such Party's address for purposes of this Section 8.08.

     8.09  HEADINGS

          Article and Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     8.10  EXECUTION IN COUNTERPARTS

          This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement taken together shall constitute one instrument.

     8.11  NO WARRANTIES

          THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     8.12  INDEMNITY

          The Company hereby (a) releases ICOS and Suntory from any obligation to defend, indemnify or save the Company and its agents and employees harmless from and (b) agrees to defend, indemnify and save ICOS and Suntory harmless from any and all costs, expenses (including attorneys' fees), liabilities, damages and claims for any injury or death to persons or damage to or destruction of property, or other loss arising out of or in connection with any product made, used or sold by the Company or the use by the Company of any PAF-AH Technology or PAF-AH Organisms furnished pursuant to any provision hereunder, or otherwise arising out of or related to the performance by the Company of this Agreement.

     8.13  FORCE MAJEURE

          It is agreed that each of the Parties hereto is excused from performing such acts as are required hereunder as may be prevented by or whose purpose is frustrated by Force Majeure. The Party so affected shall give notice to the other Party in writing promptly and thereupon shall be excused from such of its obligations hereunder as it is unable to perform on account of the Force Majeure throughout the duration thereof plus a period of thirty (30) days.

     8.14  OTHER AGREEMENTS

          Any other provision of this Agreement notwithstanding, nothing in this Agreement shall obligate Suntory or ICOS to disclose to the Company any information or to make available to the Company any materials in violation of an obligation of secrecy or a limitation of use imposed by a third party from whom such information or materials shall have been received.

     8.15  ATTORNEYS' FEES AND COSTS

          In the event of any action at law or in equity among the Parties hereto to enforce any of the provisions hereof, the unsuccessful Party or Parties to such litigation shall pay to the successful Party or Parties all costs and expenses, including actual attorneys' fees, incurred therein by such successful Party or Parties; and if such successful Party or Parties shall recover judgment in any such action or proceeding such costs, expenses and attorneys' fees may be included in and as part of such judgment. The successful Party shall be the Party who is entitled to recover its costs of suit, whether or not the suit proceeds to final judgment. A Party not entitled to recover its costs shall not recover attorneys' fees.

     8.16  BINDING EFFECT

           This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and assigns.

     8.17  SCHEDULE

           Schedule A attached hereto and referred to herein is hereby incorporated herein as though fully set forth.

     8.18  NUMBER AND GENDER

          Words in the singular shall include the plural, and words in a particular gender shall include either or both additional genders, when the context in which such words are used indicates that such is the intent.

     8.19  AGREEMENT TO PERFORM NECESSARY ACTS

          Each Party agrees to perform any further acts and execute and deliver any and all further documents and/or instruments which may be reasonably necessary to carry out the provisions of this Agreement.

     8.20  REMEDIES

          No right, power or remedy herein conferred upon or reserved to any Party is intended to be exclusive of any other right, power or remedy or remedies, and each and every right, power and remedy of any Party pursuant to this Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall to the extent permitted by law be cumulative and concurrent, and shall be in addition to every other right, power or remedy pursuant to this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by any Party of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by any Party of any or all such other rights, powers or remedies.

     8.21  REPRESENTATIONS

          Each of the Parties hereto acknowledges and agrees (i) that no representation or promise not expressly contained in this Agreement has been made by any other Party hereto or by any of its agents, employees, representatives or attorneys; (ii) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, covering the subject matter hereof, other than those which are set forth expressly in this Agreement; and (iii) that each has had the opportunity to be represented by counsel of its own choice in this matter, including the negotiations which preceded the execution of this Agreement.

     8.22  RIGHTS IN THE EVENT OF BANKRUPTCY

          All rights in the PAF-AH Technology granted to the Company under
Section 3.05 of this Agreement by ICOS and Suntory are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, a license of rights to "intellectual property" as defined in Section 101 of the U.S. Bankruptcy Code. The Company, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. In the event of the commencement of a bankruptcy proceeding by or against ICOS under the U.S. Bankruptcy Code or by or against Suntory under applicable bankruptcy law, the Company shall be entitled to complete access to (or a complete duplicate of, as appropriate) such PAF-AH Technology in the possession of the Party subject to the bankruptcy proceeding.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives in the manner legally binding upon them as of the date first above written.

                              ICOS CORPORATION


                              By  /s/ George B. Rathmann
                                  ----------------------
                                  George B. Rathmann,
                                  Chairman of the Board, President and
                                  Chief Executive Officer

                              SUNTORY LIMITED


                              By  /s/ Terumi Nakajima
                                  -------------------
                                  Terumi Nakajima,
                                  Senior Managing Director

                              SUNCOS CORPORATION


                              By  /s/ Terumi Nakajima
                                  -------------------
                                  Terumi Nakajima,
                                  Chairman of the Board


                              By  /s/ George B. Rathmann
                                  ----------------------
                                  George B. Rathmann,
                                  President and Chief Executive Officer

                                   SCHEDULE A

                    PRELIMINARY OUTLINE OF DEVELOPMENT PLAN

ICOS WILL CONDUCT THE FOLLOWING ACTIVITIES:
-------------------------------------------

           [   *   ]


SUNTORY WILL ALSO CARRY OUT DEVELOPMENT ACTIVITIES.  SUCH ACTIVITIES ARE NOT
----------------------------------------------------------------------------
DESCRIBED IN THIS SCHEDULE A.
-----------------------------



NOTE:
[   *   ]


        *  Confidential Treatment Requested